Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
STEWART INFORMATION SERVICES CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

STEWART INFORMATION SERVICES CORPORATION, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

FIRST:  Article FOURTH of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“The total number of shares of all classes of stock which the corporation shall have the authority to issue is 52,500,000 shares, consisting of 50,000,000 shares of Common Stock, par value $1.00 per share; 1,500,000 shares of Class B Common Stock, par value $1.00 per share; and 1,000,000 shares of Preferred Stock, par value $0.001 per share. The Board of Directors is authorized to establish, from the authorized shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and to fix the rights and preferences of each such class and series. Without limiting the authority of the Board of Directors granted hereby, each such class or series of Preferred Stock shall have such voting powers (full or limited or no voting powers), such preferences and relative, participating, optional or other special rights, and such qualifications, limitations, or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the shares of Common Stock and Class B Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes as set forth herein.

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Common Stock and Class B Common Stock are as follows:

(1) Voting. The Common Stock and the Class B Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Common Stock and each holder of the Class B Common Stock being entitled to one vote for each share held. For so long as there are issued and outstanding 1,050,000 or more shares of Class B Common Stock (adjusted proportionately for stock dividends and stock splits or combinations occurring after March 19, 2001), at each election for directors the Common Stock and the Class B Common Stock shall be voted as separate classes, and the holders of the Common Stock shall be entitled to elect five of the nine directors (each holder of Common Stock having the right to vote, in person or by proxy, the number of shares owned by him for the five directors to be elected by the holders of the Common Stock and for whose election he has a right to vote). The holders of the Class B Common Stock shall be entitled to elect the remaining four of the nine directors. No holder of Common Stock or Class B Common Stock shall have the right of cumulative voting at any election of directors. In the event that issued and outstanding shares of Class B Common Stock are less than 1,050,000 shares but more than 600,000 shares (adjusted proportionately for stock dividends and stock splits or combinations occurring after March 19, 2001), the number of directors to be so elected by the holders of the Common Stock shall be six and the number of directors to be so elected by the holders of the Class B Common Stock shall be three. Any amendment to, or rescission of, Section 3.7 of the Company’s by−laws must be approved by a majority of the Company’s outstanding Common Stock and a majority of the Company’s outstanding Class B Common Stock, voting as separate classes. Except as otherwise provided hereinafter in this paragraph and as otherwise required by law, all shares of Common Stock and Class B Common Stock shall, upon all matters other than the election of directors, be voted as a single class (and, in the event that the number of issued and outstanding shares of Class B Common Stock is ever less than 600,000 (adjusted proportionately for stock dividends and stock splits or combinations occurring after March 19, 2001), the Common Stock and the Class B Common Stock shall be voted as a single class upon all matters, without the right to cumulate votes for the election of directors); provided, however, that no change in the Certificate of Incorporation which would affect the Common Stock and the Class B Common Stock unequally shall be made without the affirmative vote of at least a majority of the outstanding shares of each class, voting as a class.

(2) Dividends. The holders of the Common Stock and the Class B Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefore, dividends payable in cash, stock or otherwise, subject to the following preferences and restrictions:

(a) No cash dividends shall be declared or paid upon the Class B Common Stock;

(b) Dividends payable in property (other than cash or stock) of the corporation shall be payable upon the shares of Common Stock and Class B Common Stock without distinction between the two classes;

(c) If a dividend payable in stock of the corporation shall be declared at any time upon either the Common Stock or the Class B Common Stock, a like dividend shall be declared upon the other class of common stock. All dividends payable in stock of the corporation shall be paid in shares of Common Stock with respect to the dividends upon shares of the Common Stock and in shares of Class B Common Stock with respect to dividends upon shares of the Class B Common Stock.

(3) Preemptive Rights. No stockholder shall have any preemptive right to subscribe to an additional issue of capital stock of the corporation or to any security convertible into such stock. Any preferential rights to purchase stock or securities of the corporation which are granted to the stockholders shall be granted to the holders of the Common Stock and Class B Common Stock without distinction between the two classes.

(4) Conversion. Each share of Class B Common Stock of the corporation shall, at any time at the option of the holder thereof, be convertible into one share of Common Stock of the corporation. In the event of any transfer, upon death or otherwise, of any share of Class B Common Stock to any person or entity other than a “qualified holder” (as hereinafter defined), such share shall thereupon become a share of Common Stock. As used in the preceding sentence, the term “qualified holder” means (i) a lineal descendant of William H. Stewart (who died in 1903 in Galveston County, Texas), (ii) a spouse of any such descendant and (iii) a personal representative, trustee or custodian for the benefit of any such spouse or descendant. A partnership shall be deemed to be a qualified holder if each of its partners is a qualified holder; a corporation shall be deemed to be a qualified holder if each holder of its capital stock is a qualified holder; and a trust shall be deemed to be a qualified holder if each beneficiary is a qualified holder.

(5) Liquidation. Upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the remaining net assets of the corporation shall be distributed pro rata to the holders of the Common Stock and the Class B Common Stock in accordance with their respective rights and interest.

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Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with and such action may be taken with the written consent of stockholders having not less than the minimum percentage of the vote required by statute for the proposed corporate action, provided that prompt notice shall be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous consent.”

SECOND:  The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, STEWART INFORMATION SERVICES CORPORATION has caused this Certificate to be duly executed in its corporate name this 7th day of May, 2014.

STEWART INFORMATION SERVICES CORPORATION

By:	/s/ J. Allen Berryman
Name:	J. Allen Berryman
Title:	Chief Financial Officer, Secretary, Treasurer and Principal Financial Officer

[Signature Page – Certificate of Amendment]